Exhibit 99.1

The Grilled Cheese Truck Chairman Believes In His Company!

Chairman Robbie Lee Takes Two Years’ Salary in Stock at Market Price

Phoenix, AZ, February 9, 2016 (GLOBE NEWSWIRE) – The Grilled Cheese Truck, Inc. (OTC Markets: GRLD), a US-based gourmet food truck company, today announced that the Company’s Chairman of the Board, Robbie Lee, accepted shares of GRLD common stock at Thursday’s closing price of $0.51 per share, in lieu of receiving cash salary for 2014 and 2015 fiscal years.

“I believe with all my heart that the mission of our Company is correct, our industry is ripe for our best brand consolidation strategy, and that our timing as first mover is perfect,” Lee stated yesterday.

Lee went on to explain, “The first mover in a highly fragmented industry at its infancy is faced with challenges; however, investors in this stage have the opportunity to earn greater than average returns, and I believe that the opportunities with GRLD are far greater than the challenges, which is why I have invested two years’ worth of my salary in the Company’s future.”

For additional updates and related news, shareholders and investors can see the Company’s Chairman’s 2016 Letter to Shareholders on the OTC Markets website, the Company’s SEC 8-K filing dated February 2, 2016, as well as its website home page, www.thegrilledcheesetruck.com.

Safe Harbor Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may", "future", "plan" or "planned", "will" or "should", "expected," "anticipates", "draft", "eventually" or "projected".

You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in the Company’s disclosure information.

All company or product names used are the property of their respective owners and may be the trade marks (TM), service marks (SM), or registered marks (R) of other companies, and are used for information purposes only and to their owners' benefit, without intent to infringe.

CONTACT:

The Grilled Cheese Truck, Inc.

IR/Clayton Bennett

Clayton_bennett@bellsouth.net

770.596.0692

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